TruVision Selected By Premera Blue Cross As Provider For LASIK Benefit Program

ST. LOUIS, MO, May 10, 2007: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today announced TruVision’s selection by Premera Blue Cross as the LASIK provider for a unique, subsidized LASIK benefit offered to covered Microsoft Corporation employees and their dependents.

Premera selected TruVision on the basis of TruVision’s record of customer service, its quality standards and its ability to serve Microsoft’s geographically diverse employee base via its 168 TruVision LASIK providers, including 78 TLC Laser Eye Centers®. The benefit became available earlier this year to over 107,000 Microsoft members nationwide, 75% of whom are located in the state of Washington. As previously announced, TLCVision opened a new TLC Laser Eye Center in the greater Seattle area in January 2007.

“Our acquisition of TruVision in 2005 was designed to drive more opportunities within managed care and large corporations, and direct patients into our network of centers and affiliated providers,” stated Jim Wachtman, President and Chief Executive Officer of TLCVision. “We are pleased that TruVision was selected above other qualified providers, and applaud Premera and Microsoft for their innovative approach to make LASIK more affordable for their members.”

Continued Wachtman, “We have seen great utilization of this benefit at TLC Seattle, combined with our optometric referrals and direct to consumer advertising success in this market. We are very confident that we have an effective process in place to identify high potential markets that leverage all of our patient acquisition channels, thereby accelerating the time to profitability.”

TruVision, a division of TLCVision, is one of the largest third party administrators of vision services in the country serving 70 plans and over 100 million members. More information about TruVision can be found at www.truvision.com.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract and Optometric Services markets. More information about TLCVision can be found on the corporate website www.tlcv.com. Go to www.tlcvision.com for information on TLC Laser Eye Centers and refractive surgery.

Forward Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.